                                                                    EXHIBIT 99.1

                             THE ENSTAR GROUP, INC.

                PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995
                        SAFE HARBOR COMPLIANCE STATEMENT
                         FOR FORWARD-LOOKING STATEMENTS

     In passing the Private Securities Litigation Reform Act of 1995 (the "Reform Act"), 15 U.S.C.A. Section 77z-2 and 78u-5 (Supp. 1996), Congress encouraged public companies to make "forward-looking statements" by creating a safe harbor to protect companies from securities law liability in connection with forward-looking statements. The Enstar Group, Inc. ("Enstar" or the "Company") intends to qualify both its written and oral forward-looking statements for protection under the Reform Act and any other similar safe harbor provisions.

     "Forward-looking statements" are defined by the Reform Act. Generally, forward-looking statements include expressed expectations of future events and the assumptions on which the expressed expectations are based. All forward-looking statements are inherently uncertain as they are based on various expectations and assumptions concerning future events and they are subject to numerous known and unknown risks and uncertainties which could cause actual events or results to differ materially from those projected. Due to those uncertainties and risks, the investment community is urged not to place undue reliance on written or oral forward-looking statements of Enstar. The Company undertakes no obligation to update or revise this Safe Harbor Compliance Statement for Forward-Looking Statements (the "Safe Harbor Statement") to reflect future developments. In addition, Enstar undertakes no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results over time.

     Enstar provides the following risk factor disclosure in connection with its continuing effort to qualify its written and oral forward-looking statements for the safe harbor protection of the Reform Act and any other similar safe harbor provisions. Important factors currently known to management that could cause actual results to differ materially from those in forward-looking statements include the following:

ACQUISITIONS; UNCERTAINTY OF ACQUISITION TARGETS; COMPETITION FOR SUITABLE ACQUISITIONS

     In November 1998, the Company purchased $950,000 of membership units of B-Line LLC ("B-Line"), a privately owned company that provides services to credit card issuers and other holders of similar receivables. B-Line also purchases credit card receivables and recovers payments on these accounts.

     In July 2000, the Company, through B.H. Acquisition Limited ("B.H. Acquisition"), a newly-formed joint venture with Castlewood Limited ("Castlewood") and an entity controlled by Trident II, L.P. ("Trident"), acquired two reinsurance subsidiaries of Petrofina S.A., a subsidiary of TotalFina Elf S.A. The reinsurance companies, Brittany Insurance Company, Ltd. ("Brittany"), incorporated under the laws of Bermuda, and Compagnie Europeenne d'Assurances Industrielles S.A. ("CEAI"), a Belgian corporation, were purchased by B.H. Acquisition for $28.5 million. In exchange for a capital contribution of approximately $9.6 million, including approximately $200,000 for expenses and working capital, the Company received 50% of the voting stock and a 33% economic interest in B.H. Acquisition. As part of the transaction, Castlewood received 33% of the voting stock and a 45% economic interest in B.H. Acquisition. Brittany and CEAI are principally engaged in the active management of books of reinsurance business from the international markets.

     In November 2001, the Company, together with Trident and the shareholders and senior management (the "Castlewood Principals") of Castlewood, completed the formation of a new venture, Castlewood Holdings Limited ("Castlewood Holdings"), to acquire and manage insurance and reinsurance companies, including companies in run-off, and provide management, consulting and other services to the insurance and reinsurance industry (the "Castlewood Holdings Transaction"). The Castlewood Principals contributed at closing all the shares of Castlewood to Castlewood Holdings and received in exchange a 33 1/3% economic interest in the newly-formed Castlewood Holdings, plus notes and cash totaling $4.275 million. As part of the transaction, the Company and Trident made capital commitments of $39.5 million each, totaling $79 million, in exchange for their 33 1/3% economic interests in Castlewood Holdings. The Company received 50% of the voting stock of Castlewood Holdings and the Castlewood Principals and Trident each received 25% of Castlewood Holdings' voting stock. Castlewood is a private Bermuda-based firm, experienced in managing and acquiring reinsurance operations.

     As a result of the contribution of Castlewood's outstanding stock to Castlewood Holdings, the Company's 33% direct economic interest in B.H. Acquisition increased by an additional 15% indirect economic interest through Castlewood Holdings. The Company has retained its 50% voting interest in B.H. Acquisition. The Company's ownership in Castlewood Holdings is accounted for using the equity method of accounting.

     Immediately following the closing of the Castlewood Holdings Transaction, the Company and Trident each contributed $12.5 million to Castlewood Holdings. The Company's capital contribution to Castlewood Holdings was derived from cash on hand; the Company expects to use internal funds to satisfy its remaining commitment to Castlewood Holdings.

     In conjunction with the closing of the Castlewood Holdings Transaction, the Company also transferred its shares in Revir Limited ("Revir"), a newly-formed Bermuda holding company, at cost to Castlewood Holdings. Revir then completed the acquisition of two reinsurance companies, River Thames Insurance Company Limited, based in London, England, and Overseas Reinsurance Corporation Limited, based in Bermuda, (collectively, the "River Thames Transaction") from Rivers Group Limited and Sedgwick Group Limited.

     There can be no assurance that any of the above acquisitions will be financially advantageous for the Company.

     In terms of the Company's on-going search for one or more suitable operating businesses, the business of any future acquisition target may be subject to numerous, unpredictable risks. By way of example only, the acquisition target may be subject to government regulation, or dependent upon new technology or new product development. In sum, there can be no assurance that the Company will make any acquisition that will bring value or prove financially advantageous to the Company's shareholders.

     The Company faces intense competition in its search for one or more operating businesses. The Company competes with strategic and financial buyers and others looking to acquire suitable operating businesses, who have greater financial resources and greater flexibility in structuring acquisition transactions or strategic relationships than the Company.

NO RECENT OPERATING HISTORY

     The Company filed for protection under Chapter 11 of the United States Bankruptcy Code on May 31, 1991 and operated as a reorganized debtor pursuant to its Second Amended Plan of Reorganization, as modified until July 17, 1997 when the United States Bankruptcy Court for the Middle District of Alabama closed the Company's Chapter 11 proceedings by final order.

     Because the Company has only recently acquired its operating businesses, the Company does not have any significant operating history on which to base its performance or its prospects. The executive officers and Board of Directors will select acquisitions for the Company. For certain acquisitions, no shareholder approval will be necessary. Thus, the Company's prospects must be considered in light of the risks, expenses and difficulties frequently encountered by companies in their beginning stages of development.

SUBSTANTIAL CHANGE IN THE NATURE OF THE COMPANY'S BUSINESS

     The Company's long term viability, profitability and growth depend on its ability to successfully realize the plans of the Company's management and Board of Directors. The magnitude of the changes in the Company that have occurred since its emergence from bankruptcy make it difficult to evaluate its future prospects on the basis of historical information relating to the Company. In addition, significant challenges are often encountered in attempting to build a business upon emerging from bankruptcy.

DEPENDENCE ON EXECUTIVE OFFICERS AND DIRECTORS

     The success of the Company is highly dependent on the ability of Nimrod T. Frazer, the Company's Chairman and Chief Executive Officer, and the other executive officers and directors of the Company to identify and consummate an acquisition on favorable terms. Effective December 1, 1998, J. Christopher Flowers became Vice Chairman of the Board of Directors. Additionally, on March 2, 2000, John J. Oros was named Executive Vice President and elected as a director of the Company. Mr. Oros was subsequently elected President and Chief Operating Officer in June 2001. The Company believes Mr. Flowers' and Mr. Oros' extensive business and financial talent and experience greatly enhance the Company's ability to locate an operating business.

     The identification of attractive business opportunities is difficult and involves a high degree of uncertainty. There can be no assurance that the Company's Board of Directors or management will be successful in identifying attractive business opportunities or successfully consummating any transactions.

POSSIBLE VOLATILITY OF STOCK PRICE

     The market price for the Company's common stock may fluctuate substantially due to, among other things, the following factors:

     - announcements with respect to an acquisition;

     - changes in the value of the Company's assets;

     - quarterly operating results of the Company;

     - changes in general conditions in the economy;

     - the financial markets; and

     - adverse press or news announcements.

     In addition, from time to time the stock market experiences significant price and volume fluctuations. This volatility affects the market prices of securities issued by many companies for reasons unrelated to their operating performance.

INVESTMENT COMPANY ACT OF 1940

     As a result of the Company's Second Amended Plan of Reorganization, as modified, the Company held shares of First Union common stock as its primary asset, raising concerns about its status under the Investment Company Act of 1940 (the "1940 Act"). The Company subsequently liquidated all of its First Union common stock and, except for certain acquisitions disclosed in this filing, is generally holding the proceeds in cash, cash equivalents and short-term certificates of deposit. Accordingly, the Company believes that its status as an inadvertent investment company has been effectively resolved. In the event the Company again holds securities as its primary asset, then it may be required to register under the 1940 Act. If the Company were required to register under the 1940 Act, registration could have material adverse consequences on the Company's operations. The 1940 Act imposes, among other things, significant restrictions and requirements on an investment company's capital structure, the composition and duties of its board of directors, the custody of its assets, the declaration of dividends, and transactions with its affiliated persons.

GENERAL ECONOMIC RISKS AND BUSINESS CYCLES

     Acquisitions are affected by current economic conditions and the business cycle. There can be no assurance that economic conditions or the status of the business cycle will be favorable.

RISK OF NO DIVERSIFICATION

     The Company does not plan to diversify across several industries. In fact, the Company may decide to acquire additional businesses operating in a single industry.

FINANCING LIMITATIONS

     The Company may be outbid by another company with respect to any given acquisition and there may be certain financing contingencies that will restrict the ability of the Company to make a given acquisition.

ANTITAKEOVER PROVISIONS

     The Company's Articles of Incorporation and Bylaws contain provisions that may discourage other persons from attempting to acquire control of the Company. Such provisions include, among others, a classified board of directors and procedural requirements in connection with shareholder nominations for election of directors. The Company has also elected to be subject to certain provisions of the Georgia Business Corporation Code and has adopted a share purchase rights plan. The market price of the Company's common stock may be affected by the forgoing provisions and agreements which inhibit or discourage take-over attempts.

TAX CONSIDERATIONS

     The Company has claimed deductions for net operating loss carryforwards ("NOLs") totalling approximately $49.2 million on its federal income tax returns for its taxable years ended August 31, 1997 through 2000, and anticipates claiming deductions for NOLs of approximately $7.7 million on its federal income tax return for the taxable year ended August 31, 2001. The Company anticipates that after the use of its NOLs on its federal income tax return for the taxable year ended August 31, 2001, it will have remaining NOLs of approximately $37.7 million that may be deductible in future taxable years (subject to applicable limitations under the Internal Revenue Code). Although the Company believes that it is entitled to the deductions for NOLs that it has claimed or intends to claim on its federal income tax returns for the taxable years ended August 31, 1997 through 2001, there can be no assurance that the Internal Revenue Service will not challenge the Company's position or as to the result of any such challenge. Further, there can be no assurance that the Company will be able to deduct the remainder of its NOLs for federal income tax purposes in future taxable years.

     This Safe Harbor Statement supersedes the Safe Harbor Statement filed as
Exhibit 99.1 to the Company's Annual Report on Form 10-K for the year ended December 31, 2000.